EXHIBIT 10.1

                            ASSET PURCHASE AGREEMENT

                                      AMONG

                            WATSON LABORATORIES, INC.

                                       and

                    G.D. SEARLE & CO. and SCS PHARMACEUTICALS

                                TABLE OF CONTENTS

1.            DEFINITIONS..................................................  1

2.            ASSETS BEING SOLD............................................  4
              2.1          Intangible Assets...............................  4
                           2.1.1     Trademarks............................  4
                           2.1.2     Clinical Studies......................  4
                           2.1.3     Formulation Data......................  4
                           2.1.4     Other Intangible Assets...............  5
              2.2          Registrations...................................  5
              2.3          Manufacturing Technology and Know-How...........  5
              2.4          Assumed Agreements..............................  5
              2.5          Safety Data Base................................  5

3.            PURCHASE PRICE...............................................  6

4.            REPRESENTATIONS AND WARRANTIES OF SELLER.....................  8
              4.1          Organization....................................  8
              4.2          Authority.......................................  8
              4.3          No Violation or Conflict........................  8
              4.4          Registrations...................................  9
              4.5          Taxes...........................................  9
              4.6          Title to Assets.................................  9
              4.7          Absence of Certain Changes......................  9
              4.8          No Government Restrictions......................  9
              4.9          Intangible Assets............................... 10
              4.10 Litigation             10
              4.11  Product Materials     10

5.            REPRESENTATIONS AND WARRANTIES OF BUYER...................... 10
              5.1          Organization.................................... 10
              5.2          Authority....................................... 10
              5.3          No Violation or Conflict........................ 11
              5.4          No Government Restrictions...................... 11
              5.5          Litigation...................................... 11
              5.6          Financing....................................... 11

6.            SELLER'S COVENANTS........................................... 11
              6.1          Conduct of Business............................. 11
              6.2          Compliance with Laws............................ 12
              6.3          Consents........................................ 12
              6.4          Access.......................................... 12
              6.5          Post-Closing Assets............................. 12
              6.6          Further Assurances.............................. 13

7.            BUYER'S COVENANTS............................................ 13
              "CONFIDENTIAL MATERIAL FILED SEPARATELY WITH THE COMMISSION."

              7.1          Conduct of Business............................. 13
              7.2          Consents........................................ 13
              7.3          Transfer of Products............................ 13
              7.4          Labeling........................................ 13
              7.5          Further Assurances.............................. 13

8.            COVENANTS BY BUYER AND SELLER................................ 14
              8.1          Right to Reference.............................. 14
              8.2          Rights Retained by Seller....................... 14
              8.3          Product Manufacturing Support................... 14
                           8.3.1         Syntex Know-How................... 14
                           8.3.2         Technology Transfer............... 14
                           8.3.3         Teams............................. 15

              8.4          Supply Arrangements............................. 15
              8.5          Regulatory...................................... 15
                           8.5.1         Xxx-xxxxxxxand Xxxxxxx............ 15
                           8.5.2         Xxxxxxx........................... 15
                           8.5.3         ANDA Termination.................. 15
                           8.5.4         Clinical Studies.................. 16
                           8.5.4.1       Transfer.......................... 16
                           8.5.4.2       Completion by Seller.............. 16

              8.6          Know-How License................................ 16
              8.7          Labeling........................................ 16
              8.8          Use of Seller Trademarks........................ 17
              8.9          Assignment of Trademarks........................ 17
              8.10         Assignment of Registrations.  .................. 17
              8.11         Access to Information........................... 18
              8.12         Confidential Nature of Information.............. 18
              8.13         Press Releases.................................. 18
              8.14         Government Filings.............................. 18
              8.15         Clinical Studies Databases...................... 19
              8.16         Rebates, Chargebacks, Returns................... 19
                           8.16.1 Rebates.................................. 19
                           8.16.2 Contract Chargebacks..................... 19
                           8.16.3 Floor Stock Adjustments.................. 19
                           8.16.4 Returns.................................. 19

              8.17         Assignment of Supply Agreement.................. 20
              8.18         Xxxxxxx Product................................. 20
              8.19         Exclusivity Period.............................. 20
              8.20         Post-Closing.................................... 20

                           8.20.1 Seller Services.......................... 20
                           8.20.2 NDC Numbers.............................. 21

              8.21         Seller Right to Reference....................... 21
              8.22         Audit Rights.................................... 21
              8.23         Best Knowledge.................................. 22

9.            CONDITIONS PRECEDENT TO CLOSING.............................. 21

              9.1          Conditions to Obligation of Buyer............... 21
                           9.1.1         Representations and Warranties.... 21
                           9.1.2         Performance....................... 21
                           9.1.3         Officer's Certificate............. 21
                           9.1.4         HSR Act Approvals................. 21
                           9.1.5         Litigation........................ 21
                           9.1.6         No Adverse Change................. 22
                           9.1.7         Authorization..................... 22
                           9.1.8         Proceedings and Instruments
                                          Satisfactory..................... 22
              9.2          Conditions to Obligations of Seller............. 22
                           9.2.1         Representations and Warranties.... 22
                           9.2.2         Performance....................... 22
                           9.2.3         Officer's Certificate............. 22
                           9.2.4         HSR Act Approvals................. 23
                           9.2.5         Litigation........................ 23
                           9.2.6         Authorization..................... 23
                           9.2.7         Proceedings and Instruments
                                         Satisfactory...................... 23

10.           THE CLOSING.................................................. 23
              10.1         The Closing..................................... 23
              10.2         Deliveries by Seller............................ 23
              10.3         Deliveries by Buyer............................. 24

11.           TERMINATION.................................................. 25
              11.1         Termination..................................... 25
              11.2         Effect of Termination........................... 26

12.           SURVIVAL; INDEMNIFICATION.................................... 26
              12.1         Survival of Representations; Remedy for Breach.. 26
              12.2         Indemnification by Seller....................... 26
                           12.2.1 Claims................................... 26

                           12.2.2 Limitations.............................. 26
              12.3         Indemnification by Buyer........................ 27
              12.4         Notice.......................................... 27

              12.5         Participation in Defense........................ 27
              12.6         Settlements..................................... 27
              12.7         Rights of Affiliates............................ 27

13.           NON-COMPETE.................................................. 28

              13.1         Non-Compete..................................... 28
              13.2         Exception to Non-Compete........................ 28

14.           NOTICES...................................................... 28

15.           GOVERNING LAW ............................................... 29

16.           ADDITIONAL TERMS............................................. 29
              16.1         Brokers......................................... 29
              16.2         Expenses........................................ 29

              16.3         Successors and Assigns.......................... 30
              16.4         Entire Agreement................................ 30
              16.5         Amendments; No Waiver........................... 30
              16.6         Counterparts.................................... 30
              16.7         Severability.................................... 30
              16.8         Captions........................................ 30
              16.9         Survival........................................ 31
              16.10

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Asset Purchase Agreement") is made and entered into September 30, 1997 (the "Effective Date") by and among G.D. Searle & Co., a Delaware corporation and SCS Pharmaceuticals, an Illinois partnership, (collectively, the "Seller") and Watson Laboratories Inc., a Nevada corporation ("Buyer").

         This Asset Purchase Agreement sets forth the terms and conditions upon which Buyer is purchasing from Seller and Seller is selling to Buyer the Assets (as hereinafter defined).

         NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

1.       DEFINITIONS

         1.1 "Affiliate" of a party means any corporation or other business entity controlled by, controlling or under common control with, such party. For this purpose "control" shall mean direct or indirect beneficial ownership of more than fifty percent (50%) of the voting or income interest in such corporation or other business entity.

         1.2 "ANDA" means an abbreviated new drug application which is submitted to the FDA for approval to manufacture and/or sell a pharmaceutical product in the United States.

         1.3 "Assets" has the meaning ascribed to such term in Section 0.

         1.4 "Assumed Agreements" has the meaning ascribed to such term in
Section 2.4.

         1.5 "Closing" has the meaning ascribed to such term in Section 0.

         1.6 "Closing Date" has the meaning ascribed to such term in Section 0.

         1.7 "Confidentiality Agreement" means that certain letter agreement between the parties dated July 24, 1997.

         1.9 "Development Products" means the Products Xxx-xxxxxxxxxx and xxxxxxxx.

         1.10 "DOJ" means the United States Department of Justice.

         1.11 "FDA" means the United States Food and Drug Administration.

         1.12 "FTC" means the United States Federal Trade Commission.

         1.13 "Formulation Data" has the meaning ascribed to such term in
Section 2.1.3.

         1.14 "Generic" means a pharmaceutical product sold in the Territory under an approved ANDA.

         1.15 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

         1.16 "Intangible Assets" shall mean those assets described in Section 2.1.

         1.17 "Know-How" has the meaning ascribed to such term in Section 2.3.

         1.18 "Launch Date" means, with respect to each Product, the date of the first sale of a Product to a third party by Buyer or its Affiliates through customary commercial channels of distribution.

         1.19 "Law" means any federal, state, foreign, local or other law, ordinance, rule, regulation, or governmental requirement or restriction of any kind, and any rules, regulations, and orders promulgated thereunder.

         1.21 "Marketed Products" means the Products Xxxxxxx XXX, Xxxxxxx and xxxxxx.

         1.22 "NDA" means a New Drug Application which is submitted to the FDA in order to obtain approval to manufacture and/or sell a pharmaceutical product in the United States.

         1.23 "Net Sales" means the gross invoice value of sales of the Products by Buyer and/or its Affiliates and sublicensees to third parties in the Territory, less:

                  (a) all applicable, bona fide trade and cash discounts, volume discounts and rebates (including Medicaid rebates), to the extent reasonably accrued on such sales or transfers in the ordinary course of business;

                  (b) all applicable, bona fide promotional allowances incurred in the ordinary course of business; provided that in the event Products are included with other products of Buyer (bundling), the portion of gross revenues derived from the sale or transfer of the bundled products attributable to the Products for purposes hereof shall be in proportion to the most recent published sales price for the Products as compared to the most recent published sales price of the other bundled products;

                  (c) transportation and handling charges, insurance premiums, duties and value added, excise and other taxes actually paid by Buyer and or its Affiliates or sublicensees; and

                  (d) credits, allowances, refunds, returns and adjustments actually granted to customers on account of spoiled, damaged, outdated or returned products.

         1.24 "Xxxxxxx Product" means the pharmaceutical product Xxxxxxx, the product rights for which are currently held by Xxxxxxxx xxx Pharmaceuticals, Inc.

         1.25 "Pending ANDAs" means the Xxxxxxx ANDA and the Xxxxxxx and Xxx-xxxxxxx registration files.

         1.26 "Product Materials" has the meaning ascribed to such term in
Section 4.11.

         1.27 "Products" means those pharmaceutical products listed on Exhibit
A.

         1.28 "Public Information" means information that is publicly available or is generally known in the pharmaceutical industry.

         1.29 "Registrations" has the meaning ascribed to such term in Section 2.2.

         1.30 "Xxxxxxxx Agreement" means the Supply Agreement between Seller and Xxxxxxxx Laboratories Inc. dated December 28, 1992, as amended, for the manufacture of the pharmaceutical product Xxxxxxx.

         1.31 "Xxxxxxxx Agreement" means the Distribution Agreement between Hamilton Pharma, Inc., predecessor in interest to Seller, and Xxxxxxxx Laboratories, Inc. dated July 1, 1994, as amended, for the distribution and supply of the Product Xxxxxxx.

         1.32 "Sufficient Supplies" means launch quantities of the Xxxxxxx Product delivered to Buyer in the amount of Seller's three (3) validation batches and necessary placebo tablets.

         1.33 "Supply Agreement" means the supply agreement between Buyer and Seller referred to in Section 8.4.

         1.34 "Searle Labeling" means the printed labels, labeling and packaging materials, including printed carton, container label and package inserts, as currently used by Seller for each Product.

         1.35 "Syntex Process" means, for each Product, the manufacturing process of Seller's contract manufacturer, Syntex (F.P.) Inc. or its Affiliates, set forth in the master batch record for each such Product, true and complete copies of which will be delivered to Buyer as part of the technology transfer plan set forth in Section 8.3.

         1.36 "Technology Transfer" means, with respect to each Product, the earlier of (a)

Buyer's receipt of FDA approval to manufacture any Product at a Buyer designated facility or (b) twelve (12) months after the date of the successful manufacture of the first registration batch of a Product at Buyer's manufacturing facility which meets the release specifications for such Product.

         1.37 "Territory" means the United States and its possessions.

         1.38 "Xxxxxxxxxx Product" means the Product Xxxxxxx.

         1.39 "Trademarks" means trademark and/or service mark registrations and applications set forth on Schedule 2.1.1.

         1.40 "Xxxxxxx ANDA" means ANDA Number 74-538.

         1.41 "Watson Labeling" means the printed labels, labeling and packaging materials, including printed carton, container label and package inserts, used by Buyer and bearing Buyer's name for each Product.

2.       ASSETS BEING SOLD

         Subject to the terms and conditions of this Asset Purchase Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer, its successors and assigns forever, to the extent contemplated herein, all of the right, title, and interest of Seller in the Territory in and to the assets listed below (collectively, the "Assets") and Buyer shall assume all rights, title, and interest of Seller in the Territory in and to the Assets and, to the extent contemplated herein, the Assumed Liabilities.

         2.1   INTANGIBLE ASSETS

               2.1.1 TRADEMARKS. The Trademarks identified on Schedule 0. "Trademarks" also includes any copyrights and any unregistered trade dress that are owned by Seller in the Territory which are associated solely with the Products and (only as to trade dress) currently used on or in association with such Products by Seller. "Trademarks" shall not include trade dress that is primarily associated with the divisions, companies or corporate entities of Seller or its Affiliates, nor trade dress associated with the Products which are also associated with products not being transferred by Seller.

               2.1.2 CLINICAL STUDIES. All clinical and pre-clinical data (including databases in both electronic and hard copy form) available to Seller and its Affiliates, clinical studies completed (and if not completed, delivery thereof will be made to Buyer upon completion), manuscripts for all clinical studies, dossiers, new indications, regimens, statistical analyses, and summary reports, associated exclusively with the Products in the Territory (the "Clinical Studies").

               2.1.3 FORMULATION DATA. Except as set forth on Schedule 2.1.3, all discoveries, inventions, dosage forms, formulations, and other development work in the Territory (the "Formulation Data") to the extent associated exclusively with a

Product and available to Seller and its Affiliates. Except as set forth on
Schedule 2.1.3, to the extent that such Formulation Data is not exclusively dedicated to a Product but is necessary and/or used with a Product, Seller shall grant Buyer a non-exclusive, perpetual, paid-up, irrevocable, royalty-free, license (without the right to sublicense) to use the Formulation Data in the Territory with such license being restricted to use for the Products.

               2.1.4 OTHER INTANGIBLE ASSETS.Except as set forth on Schedule
2.1.4 and to the extent available, (i) all licenses, if any, advertising and promotional rights, and franchise rights to the extent that such rights relate exclusively to the Product in the Territory; and (ii) customer and supplier lists to the extent that such lists relate to the Products in the Territory.

         2.2 REGISTRATIONS. The regulatory files (including correspondence with regulatory authorities) and approvals, registrations and governmental authorizations, Pending ANDAs (subject to Section 8.5), licenses and permits, and applications therefor, that relate to the Products in the Territory which are set forth on Schedule 2.2 (the "Registrations").

         2.3 MANUFACTURING. The manufacturing technology and know-how that is exclusively used in manufacturing any Product, including but not limited to a Syntex Process, specifications and test methods (Products, raw material, packaging, stability and other applicable specifications), manufacturing and packaging instructions, master formula, validation reports (process, analytical methods and cleaning), stability data, analytical methods, records of complaints, annual product reviews to the extent available, and other master documents necessary to continue manufacture, control, and release of the Products in the Territory by Buyer (the "Know-How"); and a non-exclusive, perpetual, paid-up, irrevocable, royalty-free, license (without the right to sublicense) to use in the Territory any manufacturing technology and know-how that are necessary or used in manufacturing any Product (but not exclusively used thereto) with such license being restricted to use for the Products.

         2.4 ASSUMED AGREEMENTS. Seller shall assign and Buyer shall assume the Xxxxxxxx Agreement and, subject to Section 8.17, the xxx Xxxxxxxx Agreement (the "Assumed Agreements").

         2.5 SAFETY DATA BASE: ADVERSE DRUG EVENT FILES. Seller shall transfer a complete copy of its safety data base in both electronic and hard copy form and adverse drug event files (including complaints and adverse drug reports) with respect to the Marketed Products (except for Xxxxxxx) in the Territory to Buyer; provided, however, Buyer shall be solely responsible for and shall pay all costs associated with converting such data base into the format from which Buyer can access that information.

         2.6   ASSUMED LIABILITIES.

               2.6.1 ASSUMPTION OF LIABILITIES. Subject to the terms and conditions of this Agreement, as of the date hereof, Buyer shall assume, and shall be solely and exclusively liable with respect to, and shall pay, perform, discharge and satisfy when due, only those liabilities of Seller which are specifically enumerated below (collectively, the "Assumed Liabilities"):

               (a) all liabilities of Seller under any portion of any contract included in the Assets which according to such contract relate to periods after the date hereof and are to be paid, performed, discharged or satisfied after the date hereof (a list of all such contracts shall be delivered as soon as practicable following the Effective Date);

               (b) all liabilities for damages to third parties or their property arising out of the sale of the Products after the date hereof, except as otherwise provided in the Supply Agreement; and

               (c) Buyer's other obligations under this Agreement and the Supply Agreement.

               2.6.2 NO ASSUMPTION OF OTHER LIABILITIES. Except for the Assumed Liabilities, Buyer is not assuming and will not in any way be liable or responsible for any liabilities, obligations or indebtedness of Seller, whether relating to the Assets or otherwise, of any kind or nature whatsoever, whether due or to become due, absolute or contingent, direct or indirect, asserted or unasserted.

3.       PURCHASE PRICE

         Subject to the terms and conditions of this Asset Purchase Agreement, and in consideration of the sale, conveyance, assignment, transfer and delivery of the Assets provided for in Article 0 hereof, Buyer will deliver to Seller by bank wire transfer to Seller at such banking institution designated by Seller the following payments:

         3.1 $75,000,000, at the Closing, for the Marketed Products.

         3.2 $5,000,000 upon receipt from Xxxxxxxx Laboratories Inc. of an assignment of the Xxxxxxxx Agreement.

         3.3 $xxxxxxxx which shall become due and payable upon the acquisition, if any, by Seller of the Xxxxxxx Product, at the earlier of the closing of the acquisition, if any, by Buyer of the Xxxxxxx Product subject to the provisions of Section 8.18, or ninety (90) days after the acquisition by Seller of the Xxxxxxx Product.

         3.4 $xxxxxxxx, at the Closing, for the Xxxxxxx Product; provided, however that if the FDA approval letter for the Xxxxxxx Product has not been received by the Closing Date, Buyer's obligations to pay such payment shall be extended until the third (3rd) business day following the date such FDA approval letter, or copy thereof, is delivered to Buyer.

         3.5 $xxxxxxxx, at the Closing, for the Xxxxxxx Product; provided, however, that if the FDA approval to market the xxxXxxxxxx Product has not been received by the Closing Date, Buyer's obligation to pay such payment shall be extended until the third (3rd) business day following the date evidence of such FDA approval to market, or copy thereof, is delivered to Buyer.

         3.6 $xxxxxxxx at the earlier of the Launch Date for the Xxxxxxx Product or ninety (90) days after the date FDA approval to market the Xxxxxxx Product is received, subject to availability of Sufficient Supplies.

          3.7$xxxxxxxx at the earlier of ninety (90) days after the Launch Date of the Xxxxxxx Product or one hundred eighty (180) days after the date FDA approval to market the Xxxxxxx Product is received, subject to availability of Sufficient Supplies. Buyer will pay to Seller at the time such payment is due interest thereon from the Launch Date for the Xxxxxxx Product at the six (6) month LIBOR rate (as published in the Midwest edition of the Wall Street Journal on the last business day prior to the date such payment is made) plus fifty (50) basis points; provided, however, Buyer shall have the right to make all or a portion of such payment prior to the date it shall be due.

         3.8 $xxxxxxxx at the earlier of one hundred eighty (180) days after the Launch Date of the Xxxxxxx Product or two hundred seventy (270) days after the date FDA approval to market the Xxxxxxx Product is received, subject to availability of Sufficient Supplies. Buyer will pay Seller at the time such payment is due interest thereon from the Launch Date for the Xxxxxxx xxx Product at the six (6) month LIBOR rate (as published in the Midwest edition of the Wall Street Journal on the last business day prior to the date such payment is made) plus fifty (50) basis points; provided, however, Buyer shall have the right to make all or a portion of such payment prior to the date it shall be due.

         3.9 $xxxxxxxx upon the receipt of FDA approval to market the Xxx-xxxxxxx Development Product.

         3.10 $xxxxxxxx upon the receipt of FDA approval to market the Xxxxxxx Development Product. If FDA approval for the Xxxxxxx Product is not received by July 1, 1999, then the aforementioned payment shall be reduced to

$xxxxxxxx. Notwithstanding the above, if FDA approval for the Xxxxxxx Product is not received by December 1, 1999, then Buyer shall have the option, but not the obligation, to make said $$xxxxxxxx payment for the Xxxxxxx Product. In the event Buyer does not make a payment for the Xxxxxxx Product on or before December 15, 1999, then all rights related to said Product shall revert to Seller and Buyer shall reimburse Seller, upon its receipt of FDA approval to market, for all out of pocket reasonable costs and expenses incurred in connection with Seller's efforts to obtain FDA approval for the Xxxxxxx Product, up to a maximum of $xxxxxxxx, within thirty (30) days after receipt of Seller's invoice therefor; provided, however Searle shall repay such amount to Buyer promptly if Seller markets Xxxxxxx itself or disposes of the Xxxxxxx Product rights to a third party.

         3.11 Commencing with the year beginning January 1, 2000 and continuing through the year ending December 31, 2004, the following additional payments based on the annual Net Sales of the Xxxxxxx Product and the Development Products if the annual Net Sales of such Products in the aggregate exceed: (i) $xxxxxxxx, a payment of $xxxxxxxx, (ii) $xxxxxxxx, an additional payment of $xxxxxxxx, and (iii) $xxxxxxxx, an additional payment of $xxxxxxxx. Payment shall be made by Buyer within sixty (60) days after the end of the calendar quarter in which each such Net Sales hurdle is achieved. For illustrative purposes, if annual Net Sales of such Products in the aggregate exceed or any such calendar year $45,000,000, the total payments for such calendar year would be $xxxxxxxx.

         3.12 $xxxxxxxx, $xxxxxxxx and $xxxxxxxx, respectively, upon the Technology Transfer of each of the Xxxxxxx Product, the Xxx-xxxxxxx Product and the Xxxxxxx Product, respectively, to a Buyer designated facility ("Technology Transfer Payments"). If the parties reasonably determine that the Xxxxxxx Development Product shall not require said transfer (as a result of manufacturing related development activities being transferred to a Buyer designated facility), the Technology Transfer Payment for the XxxxxxxDevelopment Product shall be paid at the same time as the Technology Transfer Payment for the Xxx-xxxxxxx xxx Development Product. If Seller has made commercially reasonable efforts to effect a Technology Transfer and the Technology Transfer has not been accomplished at the end of the two year period from the commencement of efforts (i.e., the delivery to Buyer of relevant Know-How documentation) to effect said Technology Transfer, then (a) if the Technology Transfer has not occurred solely due to regulatory issues, then the Technology Transfer Payments shall be made upon the earlier of (i) completion of the Technology Transfer, or (ii) six months after the aforementioned two year period; or (b) if there are no regulatory issues then impeding said Technology Transfer, then the Technology Transfer Payments shall be due and payable two years from the commencement of efforts (i.e., the delivery to Buyer of relevant Know-How documentation) to effect said Technology Transfer. Notwithstanding the foregoing, if Buyer does not acquire the Xxxxxxx Product pursuant to Section 3.10, then Buyer shall not be obligated for the Technology

Transfer Payment for the Xxxxxxx Product.

         3.13 For clarification purposes, Sections 3.5, 3.6, 3.7 and 3.8 refer to "FDA approval to market the Xxxxxxx Product" which is intended to be distinct and different from "FDA approval letter" referenced in Section 3.4. It is noted the a FDA approval letter may contain conditions that must be satisfied prior to launching a product, e.g., satisfactory pre-approval site inspection(s), pre-shipment inspection(s).

         3.14 The parties will cooperate in the allocation of the purchase price for the Assets for tax purposes in accordance with Internal Revenue Code (IRC)
Section 1060 and make every effort to allocate on a reasonable basis.

         3.15 BUYER acknowledges and accepts that any breach of this Section 3 will cause irreparable harm, and recovery of damages may not be adequate compensation in light of Seller's obligations under Sections 2, 8.3 and 8.5. Accordingly, except as provided in the following sentence, if Buyer fails to make any of the payments required under Article 3 when such payments become due and payable hereunder, (a) Seller shall have the right to (i) immediately cease all of the technology transfer activities contemplated in Section 8.3, and (ii) immediately cease all of the regulatory activities contemplated in Section 8.5, and (iii) equitable relief, in addition to all other remedies available at law or in equity, including injunction and specific performance, and (b) all Assets relating to any Product(s) for which Buyer has failed to make such payments shall immediately revert to Seller. Seller may exercise its rights hereunder only after providing Buyer with written notice of such failure and Buyer has not made such payments within fifteen (15) days following the date of such notice.

4.       REPRESENTATIONS AND WARRANTIES OF SELLER

         4.1 ORGANIZATION. G. D. Searle & Co. is a corporation duly organized, validly existing and in good standing under the laws of Delaware, with full corporate power and authority to consummate the transactions contemplated hereby. SCS Pharmaceuticals is a wholly-owned Affiliate of Searle and is a partnership duly organized, validly existing and in good standing under the laws of Illinois, with full corporate power and authority to consummate the transactions contemplated hereby.

         4.2 AUTHORITY. The execution and delivery of this Asset Purchase Agreement by Seller, and the consummation and performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate and other proceedings, and this Asset Purchase Agreement has been duly authorized, executed, and delivered by Seller and, assuming the enforceability against Buyer, constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

         4.3 NO VIOLATION OR CONFLICT. The execution and delivery of this Asset Purchase Agreement by Seller and the performance of this Asset Purchase Agreement (and the transactions contemplated herein) by Seller:

         (a) do not and will not conflict with, violate or constitute or result in a default under any Law, judgment, order, decree, the articles of incorporation or bylaws of Seller; or

         (b) will not result in the creation or imposition of any lien, charge, mortgage, claim, pledge, security interest, restriction or encumbrance of any kind on, or liability with respect to, the Assets except as otherwise provided herein.

         4.4 REGISTRATIONS. All Registrations held by Seller are listed on
Schedule 2.2. Except as set forth on Schedule 0, the Registrations (a) are in the name of Seller, (b) constitute all approvals, registrations, governmental authorizations, licenses and permits, and applications therefor which Seller has in connection with the marketing and sale of the Products, and (c) to the best knowledge of Seller, constitute all such approvals, registrations, governmental authorizations, licenses and permits, and applications therefor necessary for the marketing and sale of the Products as currently conducted or contemplated by Seller.

         4.5 TAXES. As of the date hereof, there are no liens for taxes upon the Assets except for liens for current taxes not yet due and payable.

         4.6 TITLE OF ASSETS. Except as set forth in Schedule 4.6, Seller has good and marketable title to all the Assets and will convey good and marketable title at Closing, free and clear of any and all liens, encumbrances, charges, claims, restrictions, pledges, security interests, or impositions of any kind (including those of secured parties). None of the Assets is leased, rented, licensed, or otherwise not owned by Seller or its Affiliates, except as set forth in Schedule 4.6.

         4.7 ABSENCE OF CERTAIN CHANGES. Except as set forth in Schedule 4.7 or as otherwise set forth in this Asset Purchase Agreement, since January 1, 1997, to the best of Seller's knowledge, there has not been any material adverse change in the Assets.

         4.8 NO GOVERNMENT RESTRICTIONS. Except as listed or described on
Schedule 4.8 and except for consents the failure of which to obtain would not have a material adverse effect, no material consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency is required to be obtained or made by or with respect to Seller in connection with the execution and delivery of this Asset Purchase Agreement by Seller or the consummation by it of the transactions contemplated hereby, except with respect to the filing of a pre-merger notification report under the HSR Act.

         4.9 INTELLECTUAL PROPERTY.

         (a) As used herein, "INTELLECTUAL PROPERTY' means: (i) all trademarks, service marks, trade dress, logos, trade names and corporate names, and all applications, registrations, and renewals in connection therewith, (ii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iii) Know-How, and (iv) all copies and tangible embodiments thereof

         (b) Schedule 2. 1.1 identifies each material trademark, service mark and trade name used by Seller solely in connection with the Products, whether registered or unregistered.

         (c) Except as set forth on Schedule 4.9, (i) no claim by any third party contesting the validity, enforceability, use or ownership of any Intellectual Property included in the Assets owned or used by Seller has been made, is currently outstanding or, to Sellers' best knowledge, is threatened,
(ii) Seller has never received any written charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation of any intellectual property rights of third parties, and (iii) Seller has not received any notice that any third party has interfered with, infringed upon or misappropriated any Intellectual Property included in the Assets.

         4.10 LITIGATION. Except as set forth in Schedule 4.10 or for adverse drug reports, to the best of Seller's knowledge, the Assets in the Territory are not the subject of (i) any outstanding judgment, order, writ, injunction or decree of, or settlement agreement with, any person, corporation, business entity, court, arbitrator or administrative or governmental authority or agency, limiting, restricting or affecting the Assets in a way that would have a material adverse effect, (ii) any pending or threatened claim, suit, proceeding, charge, inquiry, investigation or action of any kind, and (iii) any court suits filed with respect to the Products since September 1, 1995. To the best knowledge of Seller, there are no claims, actions, suits, proceedings or investigations pending or threatened by or against Seller in the Territory with respect to the transactions contemplated hereby, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency, instrumentality or authority; Seller does not know or have any reason to know of any basis for any such claim, action, suit, proceeding or investigation except for Public Information.

         4.11 PRODUCT MATERIALS. Except for information that is (i) prohibited to be disclosed by contract or Law, (ii) not available to Seller, or (iii) of such sensitivity under customary business practices that Seller has informed Buyer that it will not disclose such information to Buyer until Closing, Seller has made available or delivered to Buyer, or will make available or deliver on or before Closing (unless otherwise provided herein), copies of all market research, advertising, promotional, marketing, and sales materials relating, to the extent applicable, to the Marketed Products and the xxxXxxxxxx Product available to Seller and its Affiliates, including but not limited to price lists (and two year historical pricing information to the extent available), discount policies, sales terms, special pricing and rebate arrangements and product warranty policies (the "Product Materials").

         4.12 NO DEFAULT. Seller is not a party to, or bound by, any unexpired, undischarged or satisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Seller according to the terms of this Agreement will be a default or an event of acceleration, or whereby timely performance by Seller according to the terms of this Agreement may be prohibited, prevented or delayed, other than as set forth in Section 8.3 or pursuant to the Xxxxxxxx xxx Agreement or the Xxxxxxxx Agreement.

         4.13 COMPLIANCE WITH LAWS--FDA.

         (i) As to each of the Products for which an ANDA or NDA has been approved by the FDA, Seller is in substantial compliance with 21 U.S.C. "355 or 357, 21 C.F.R. Parts 314 or 430 et. seq. and all terms and conditions of the application.

         (ii) With respect to the Marketed Products, Seller is in compliance with all applicable registration and listing requirements set forth in 21 U.S.C. ' 360 and 21 C.F.R. Part 207.

         (iii) With respect to the Marketed Products, all manufacturing operations conducted by Seller are being conducted in substantial compliance with the good manufacturing practice regulations set forth in 21 C.F.R. Parts 210 and 211.

         (iv) With respect to the Products, the Seller has not made an untrue statement of material fact or fraudulent statement to the FDA, failed to disclose a material fact required to be disclosed to the FDA, or committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," set forth in 56 Fed. Reg 46191 (September 10, 1991).

         (v) With respect to the Products, Seller has made available to Buyer copies of any and all reports of inspection observations, establishment inspection reports, warning letters and any other documents received by Seller from or issued by the FDA to Seller within the last three years that indicate or suggest lack of compliance with the FDA regulatory requirements by Seller.

         (vi) Seller has not received any written notice that the FDA has commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any of the Marketed Products.

         4.14 Disclosure. Except as set forth on Schedule 4.14, the representations and warranties of Seller in this Agreement, and all representations, warranties and statements of Seller contained in any schedule, exhibit, list or document delivered pursuant hereto, do not omit to state a material adverse fact necessary in order to make the representations, warranties or statements contained herein or therein not misleading. Any statement, fact or disclosure contained in this Agreement or the schedules hereto or contained in presentations made in writing to Buyer during the conduct of its due diligence shall be deemed to have been disclosed for all purposes under this Agreement and all schedules hereto.

         4.15 Interim Conduct of Business. Except as disclosed in Schedule 4.15 and as otherwise contemplated by this Agreement, since December 31, 1996, Seller has not:

         (i) sold or agreed to sell or otherwise disposed of the Products except for sales in the usual and ordinary course of business in accordance with Seller's past practices;

         (ii) without limitation by the enumeration of any of the foregoing, entered into any material transaction other than in the usual and ordinary course of business in accordance with past practices with respect to its business of manufacturing, selling and distributing the Products.

                  Notwithstanding the foregoing, Seller shall not be deemed to have breached the terms of this Section 4.15 by entering into this Agreement or by consummating the transactions contemplated hereby.

5.       REPRESENTATIONS AND WARRANTIES OF BUYER

         5.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full corporate power and authority to consummate the transactions contemplated hereby.

         5.2 AUTHORITY. The execution and delivery of this Asset Purchase Agreement by Buyer, and the consummation and performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate and other proceedings, and this Asset Purchase Agreement has been duly authorized, executed, and delivered by Buyer and, assuming the enforceability against Seller, constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms.

         5.3 NO VIOLATION OR CONFLICT. The execution and delivery of this Asset Purchase Agreement by Buyer and the performance of this Asset Purchase Agreement (and the transactions contemplated herein) by Buyer do not and will not conflict with, violate or constitute or result in a default under any Law, judgment, order, decree, the articles of incorporation or bylaws of Buyer, or any contract or agreement to which Buyer is a party or by which Buyer is bound.

         5.4 NO GOVERNMENT RESTRICTIONS. Except for consents the failure of which to obtain would not have a material adverse effect, no material consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency is required to be obtained or made by or with respect to Buyer in connection with the execution and delivery of this Asset Purchase Agreement by Buyer or the consummation by it of the transactions contemplated hereby to be consummated by it, except with respect to the filing of a pre-merger notification report under the HSR Act.

         5.5 LITIGATION. To the best of Buyer's knowledge, there are no claims, actions, suits, proceedings or investigations pending or threatened by or against Buyer with respect to the transactions contemplated hereby, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency, instrumentality or authority; Buyer does not know or have any reason to know of any basis for any such claim, action, suit, proceeding or investigation.

         5.6 FINANCING. Buyer will have funds sufficient to make the payments required to by made by it under Article 3 at the time such payments are due.

6.       SELLER'S COVENANTS

         6.1 CONDUCT OF BUSINESS. Seller agrees that from the date hereof until the Closing Date, except as specifically disclosed in Schedule 0 or unless otherwise agreed to by Buyer in writing, Seller or its Affiliates will

               6.1.1 except as otherwise set forth in this Asset Purchase Agreement, maintain the Assets in good status and condition;

               6.1.2 not enter into any material contract or commitment, engage in any transaction, extend credit or incur any obligation with respect to the Assets which is not in the usual and ordinary course of business and consistent with Seller's normal historical business practices;

               6.1.3 promptly inform Buyer of any change in the Assets that could have a material adverse effect or of any event of which Seller becomes aware that could have a material adverse effect on Buyer's ability to market the Products.

         6.2 COMPLIANCE WITH LAWS. Seller shall comply in all material respects with all Laws and orders of any court or federal, state, local or other governmental entity applicable to the Assets except where any non-compliance will not have a material adverse effect.

         6.3 CONSENTS. Seller shall use all reasonable efforts to obtain the consents to the Assumed Agreements and will provide Buyer with copies of the form of such consent prior to sending to the other party; PROVIDED, HOWEVER, Seller shall not be required to make any payment of any kind whatsoever to Buyer or any third party, or waive any rights or assume any obligations other than those obligations set forth in the Assumed Agreements, in connection with obtaining any such consent.

         6.4 ACCESS. From and after the date hereof and up to Closing (except as otherwise provided herein), Buyer and its authorized agents, officers, and representatives shall have access to the Assets during normal business hours upon reasonable prior notice and at a time and manner mutually agreed upon between Buyer and Seller in order to conduct such examination and investigation of the Assets as is reasonably necessary, provided that such examinations shall not unreasonably interfere with Seller's operations and activities.

         6.5 POST-CLOSING ASSETS. To the best of Seller's knowledge, the Assets described in Article 2 of this Asset Purchase Agreement and/or listed on the pertaining Schedules, are substantially all of the assets of such categories owned or held by Seller pertaining to the Products that should, under the definitions set forth in Article 2, be described therein and/or listed on the respective Schedules. If any asset owned or held by Seller is discovered after Closing that would have been listed as an Asset on those Schedules if the existence of such asset was known as of Closing, such asset shall be transferred or licensed, as appropriate, to Buyer by Seller, without further payment by Buyer, according to the principles set forth herein, i.e. assets exclusively dedicated to a Product shall be transferred to Buyer and for assets not exclusively dedicated to a Product, Seller shall grant Buyer a non-exclusive, perpetual, paid-up, irrevocable, royalty-free, license (without right to sublicense), to use such assets with such license being restricted to use for the Products, and Seller shall have no further right to use or to license such Assets for use with the Products.

         6.6 FURTHER ASSURANCES. Seller shall use all reasonable efforts to implement the provisions of this Asset Purchase Agreement, and for such purpose Seller, at the request of Buyer, at or after the Closing, will, without further consideration, execute and deliver, or cause to be executed and delivered, to Buyer such deeds, assignments, bills of sale, consents and other instruments in addition to those required by this Asset Purchase Agreement, in form and substance satisfactory to Buyer, as Buyer may reasonably deem necessary or desirable to implement any provision of this Asset Purchase Agreement.

7.       BUYER'S COVENANTS

         7.1 CONDUCT OF BUSINESS. Buyer agrees that from and after the date hereof, Buyer or its Affiliates will not engage in any transaction or take any other action which may have the effect of inducing, providing incentives to or encouraging Seller's customers for the Products to return Products sold by Seller prior to the Closing Date to Seller.

         7.2 CONSENTS. Buyer shall use all reasonable efforts to cooperate with Seller in obtaining, prior to the Closing, the consents to the Assumed Agreements; PROVIDED, HOWEVER, Buyer shall not be required to make any payment of any kind whatsoever to Seller or any third party, or waive any rights or assume any obligations other than those obligations set forth in the Assumed Agreements, in connection with obtaining any such consent.

         7.3 TRANSFER OF PRODUCTS. Following the Closing, Buyer shall use all reasonable efforts and, except as otherwise set forth herein, at its own expense to obtain as expeditiously as possible such governmental approvals and registrations from the FDA, or similar regulatory authorities, as may be necessary with respect to the manufacture and sale of the Products by Buyer or its designee (other than Seller or an Affiliate of Seller).

         7.4 LABELING. Following the Closing, Buyer shall at its own expense and as expeditiously as possible use all reasonable efforts to obtain such governmental approvals and registrations from the FDA, or similar regulatory authorities, as may be necessary with respect to the Watson Labeling for each Product.

         7.5 FURTHER ASSURANCES. Buyer shall use all reasonable efforts to implement the provisions of this Asset Purchase Agreement, and for such purpose Buyer, at the request of Seller, at or after the Closing, will, without further consideration, execute and deliver, or cause to be executed and delivered, to Seller such consents and other instruments in addition to those required by this Asset Purchase Agreement, in form and substance satisfactory to Seller, as Seller may reasonably deem necessary or desirable to implement any provision of this Asset Purchase Agreement.

8.       COVENANTS BY BUYER AND SELLER

         8.1 RIGHT TO REFERENCE. From and after the Closing, Buyer shall have the right to reference Seller's NDAs for the pharmaceutical products Xxxxx and Xxxxx, identified on Schedule 2.2, for the sole purpose of making, having made and selling the Product Xxxxxxx in the Territory. Buyer shall have such right for so long as Buyer's formulation of the Product Xxxxxxx xxxis in compliance with such NDAs belonging to Seller. Accordingly, Seller shall provide Buyer copies of all reports (periodic and otherwise), amendments, and supplements to such NDAs, as they relate to the Product Xxxxxxx, concurrently with their filing with the FDA. Buyer shall provide Seller with all documentation relating to xxx Xxxxxxx which is necessary for Seller to file its annual report with the FDA within thirty (30) days after Seller's request for such documentation.

         8.2 RIGHTS RETAINED BY SELLER. Except as provided in Section 8.26, Seller shall retain all of the right, title and interest in and to all assets and intellectual property related to the Products outside of the Territory. Seller shall have the right to (a) reference Registrations as described in
Section 8.21, (b) have the right to manufacture Products in the Territory as described in Sections 8.6, (c) use outside of the Territory trademarks and/or tradenames which are the same or similar to the Trademarks (d) keep, at its election, either originals or copies of the Clinical Studies, Formulation Data, Registrations and Know-How. In addition Seller shall not be prohibited from selling Products and products pursuant to Section 13.2.

         8.3  PRODUCT MANUFACTURING SUPPORT.

               8.3.1 SYNTEX KNOW-HOW. The parties acknowledge that (a) the Products were acquired by Seller from Syntex (U.S.A.) Inc. and its Affiliates ("Syntex") in August 1995, (b) Syntex is providing manufacturing technology transfer services to Seller for the purpose of transferring the manufacture of the Products to Seller's facilities, (c) such services are on-going and have not yet been completed, and (d) that Seller's obligations pursuant to Section 8.3.2 are contingent on and subject to the fulfillment by Syntex of its obligations to Seller. Seller cannot ensure Buyer's ability to successfully manufacture the Products at Buyer's designated facilities. Seller shall use commercially reasonable efforts to enforce Syntex's obligations to Seller with respect to such manufacturing technology transfer services.

               8.3.2 TECHNOLOGY TRANSFER. Buyer and Seller shall work together to commence transfer of the Know-How to Buyer promptly after Closing pursuant to a technology transfer plan to be developed by the parties as soon as practicable following the Effective Date. Seller shall use all reasonable efforts to assist Buyer in assuming manufacture of the Products. Buyer agrees to use the Syntex Processes and/or test methods. Seller shall have no obligation to provide manufacturing support for any Product if Buyer elects to use a process that is materially different from a Syntex Process. If Buyer elects to transfer a Syntex Process, Seller shall provide reasonable access to Seller's manufacturing facilities free-of-charge for a reasonable time period. Thereafter, Buyer shall reimburse Seller for providing such technical assistance at the rate of one hundred fifty dollars ($150.00) per hour, plus all reasonable out-of-pocket expenses incurred by Seller in rendering such assistance. Seller shall be under no obligation to provide hands-on manufacturing support for a transferred Product following the successful manufacture of the first registration batch of a Product at Buyer's manufacturing facility which meets the release specifications for such Product; provided however, that notwithstanding any other provision of this Asset Purchase Agreement, Seller shall endeavor in good faith, to the extent that resources are available, to provide consultation support, at the technical assistance rate shown above, to Buyer with respect to the Products until regulatory approval for the Products has been received. Seller shall cause its representative(s) to be available to Buyer for technical assistance at the earlier of the date the Know-How documentation referred to in
Section 3.12 is delivered to Buyer or the date such technology transfer plan is completed. For purposes of this Section, Seller shall mean Seller or an Affiliate of Seller and Buyer shall mean Buyer or an Affiliate of Buyer.

               8.3.3 TEAMS. It is in the best interest of the parties to complete the technology transfer as soon as possible. To ensure that the technology transfer is completed on time, technology transfer project teams (the "Technology Transfer Teams") will be established as soon as practicable following the Effective Date. The Technology Transfer Team shall consist of sufficient representatives from each of Buyer and Seller qualified to carry out such technology transfer activities. The first responsibility of the Technology Transfer Teams shall be the development of the technology transfer plan referred to in Section 8.3.2.

         8.4 SUPPLY ARRANGEMENTS. Buyer and Seller, or their Affiliates, at Closing shall enter into the Supply Agreement, substantially in the form attached as Exhibit B. Upon the occurrence of either Buyer's manufacture of readily saleable quantities of any Product under Buyer's ANDAs or Buyer's receipt of FDA approval to manufacture any Product at a Buyer designated facility, Seller shall have no obligation, during any remaining term of the Supply Agreement, to supply such Product to Buyer after shipment of any outstanding firm purchase orders.

         8.5 REGULATORY.

               8.5.1 XXX-XXXXXXXAND XXXXXXX. Seller or its Affiliates shall, at their own expense, use all commercially reasonable efforts to complete the regulatory approval process for the Xxxxxxx ANDA and the Product Xxx-Xxxxxxx, including any required analytical and development support. Buyer shall cooperate with Seller and shall give all reasonable assistance to complete the approval process. Seller shall remain the Registration holder of the Xxx-xxxxxxxregistration file and Xxxxxxx ANDA until each of the Xxx-xxxxxxxregistration and the Xxxxxxx ANDA are approved, at which point Seller shall transfer the Xxx-xxxxxxxregistration and Xxxxxxx ANDA to Buyer. Prior to such approval, Buyer shall have reasonable access at Seller's premises to the Registration file s for xxxXxxxxxx and Xxx-xxxxxxx for the purpose of making Product launch and marketing preparations.

               8.5.2 XXXXXXX. Seller or its Affiliates shall, at their own expense (subject to Section 3.10), use all commercially reasonable efforts to complete the regulatory approval process for the Product xxx Xxxxxxx, including any required analytical and development support. Buyer shall cooperate with Seller and shall give all reasonable assistance to complete the approval process. Seller shall remain the Registration holder of the Xxxxxxx registration file until the Xxxxxxx registration is approved, after which, subject to Section 3.10, Seller shall transfer the Xxxxxxx registration to Buyer. Prior to such approval, Buyer shall have reasonable access at Seller's premises to the Registration files for Xxxxxxx for the purpose of making Product launch and marketing preparations.

               8.5.3 ANDA TERMINATION. Should the FDA suggest the withdrawal of any of the Pending ANDAs and a mutual decision is reached between the parties that approval of such Pending ANDA is unlikely given industry standards and regulatory practice ("ANDA Termination"), Seller shall have no further obligations under this Section with respect to any such terminated Pending ANDA and Buyer shall have no further obligation to make the applicable payments described in Sections 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 3.10, 3.11 and 3.12 related to any such terminated Pending ANDA.

               8.5.4 FDA MATTERS. Seller and Buyer shall promptly inform the other of any activities with the FDA (including meetings, phone calls and correspondence, together with delivering copies of any written materials with respect thereto) regarding the foregoing. As soon as reasonably practicable after any ANDA approval, Seller and its Affiliates shall promptly deliver to Buyer all regulatory files, raw data, documents, reports, filings and other materials relating to such Pending ANDA, except for raw data in the form of personal notes the essence of which is captured elsewhere in the documentation.

               8.5.5 CLINICAL STUDIES. Schedule 8.5.5 sets forth Clinical Studies associated with the Products.

               8.5.5.1 TRANSFER. With respect to Clinical Studies set forth on
Schedule 8.5.5 for which clinical trials are scheduled to be conducted, Seller shall retain responsibility for the conduct and cost of such trials.

               8.5.5.2 COMPLETION BY SELLER. With respect to Clinical Studies for which clinical trials have been completed, Seller will complete, at Seller's expense, remaining analyses and final reports for such studies, provided that such analyses and reports shall not extend beyond those currently planned by Seller.

         8.6 KNOW-HOW LICENSE . During the term of the Supply Agreement, Seller shall have the right to use the Know-How in the Territory to manufacture finished Products pursuant to the Supply Agreement and to meet its obligations under the Xxxxxxxx Agreement and the xxx Xxxxxxxx Agreement.

         8.7 LABELING. Buyer may use the Searle Labeling on inventory of Products until such inventory is exhausted. In addition, Buyer may use the Searle Labeling on each Product supplied by Seller or its Affiliates for Buyer until the earlier of the date (i) the FDA or other similar and appropriate regulatory authority approves the Watson Labeling for use on such Product and Buyer, using all reasonable efforts, has obtained sufficient supplies of materials with Watson Labeling for use on such Products, or (ii) twelve (12) months following receipt of approved labeling/artwork provided, however, if at the end of such twelve (12) month period the FDA or such other similar and appropriate regulatory authority has not yet approved the Watson Labeling, then such twelve (12) month period shall be extended for a period of time to be mutually agreed by the parties (such agreement not to be unreasonably withheld) reasonably required to obtain such approval; provided, however, that Buyer and Seller shall work together to create interim labeling (the "Interim Labeling") that changes the NDC number for the Products and identifies Buyer as the seller of the Products as expeditiously as possible. The intent of the parties is that the Interim Labeling shall be a notification filing with the FDA and the parties shall not make any changes in the Watson Labeling that would require FDA approval with respect to the Interim Labeling.

         8.8 USE OF SELLER TRADEMARKS. Buyer may use the existing stock of Product Material only in connection with identifying Buyer as the seller of the Products. Other than the use of the Searle Labeling and the Product Materials as provided herein, any use by Buyer of the trademarks, tradenames, or logos of Seller or its Affiliates must be approved by Seller, which approval shall not be unreasonably withheld, prior to such use.

         8.9 ASSIGNMENT OF TRADEMARKS. By or before Closing, Buyer and Seller shall prepare in good faith an assignment pursuant to which Seller agrees the Trademarks shall be assigned to Buyer. Following Closing, Buyer shall prepare and Seller shall execute such documents as Buyer may reasonably request in order to record the assignment of the Trademarks. The responsibility and expense of preparing and filing such documents and any actions required ancillary thereto, shall be borne solely by Buyer. Notwithstanding anything contained elsewhere herein, Buyer shall hold Seller and its Affiliates harmless from and against any fees, penalties, fines, or third party claims due to Buyer's failure to record any assignment of any such Trademarks pursuant to this Section, except if such fee, penalty, fines, or third party claim is due to the conduct of Seller.

         8.10 ASSIGNMENT OF REGISTRATIONS. Seller and Buyer shall cooperate with Buyer to ensure that the Registrations that are owned by Seller or an Affiliate of Seller shall be assigned to Buyer. Following Closing, Buyer shall prepare and Seller shall execute such documents as Buyer may reasonably request in order to record the assignment of the Registrations. The responsibility and expense of preparing and filing such documents and any actions required ancillary thereto, shall be borne solely by Buyer. In addition, Buyer shall pay any user fees associated with any Product that accrues after Closing but prior to transfer of such Registration. Notwithstanding anything contained elsewhere herein, Buyer shall hold Seller and its Affiliates harmless from and against any fees, penalties, fines, and third party claims due to Buyer's failure to record any assignment of any such Registration pursuant to this Section, except if such fee, penalty, fines, or third party claim is due to the conduct of Seller.

         8.11 ACCESS TO INFORMATION. Buyer and Seller will, upon reasonable prior notice, make available to the other, to the extent reasonably required for the purpose of assisting Seller or Buyer in obtaining governmental approvals and preparation of tax returns relating to the Assets, and prosecuting or defending or preparing for the prosecution or defense of any action, suit, claim, complaint, proceeding or investigation at any time brought by or pending against Seller or Buyer relating to the Assets or the Supply Agreement, other than in the case of litigation between the parties hereto, such information or records (or copies thereof) in their possession after the Closing.

         8.12 CONFIDENTIAL NATURE OF INFORMATION. The parties agree that the Confidentiality Agreement shall survive either termination of this Asset Purchase Agreement or Closing as an independent agreement; provided, however, that upon Closing, the restrictions on use and the confidentiality obligations of the Confidentiality Agreement shall no longer be in effect with respect to materials relating to the transferred Assets which Buyer obtained during its due diligence prior to Closing.

         8.13 PRESS RELEASES. Neither the Seller nor the Buyer, nor any Affiliate thereof, will issue or cause publication of any press release or other announcement or public communication with respect to this Asset Purchase Agreement or the transactions contemplated hereby without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.

         8.14 GOVERNMENT FILINGS.

               8.14.1 The parties acknowledge that each of Buyer and Seller have caused their ultimate parent entities prior to the Effective Date to make such filings, together with a request for early termination, as required by the HSR Act with respect to the consummation of the transactions contemplated by this Asset Purchase Agreement. Each of Buyer and Seller will cause their ultimate parent entities to file or cause to be filed as promptly as practicable with the FTC and the DOJ any supplemental information that may be requested pursuant to the HSR Act. All such filings will comply in all material respects with the requirements of the respective laws pursuant to which they are filed.

               8.14.2 Each of the parties will use its respective reasonable good faith efforts to obtain, and to cooperate with the others in obtaining, all authorizations, consents, orders and approvals of any governmental agencies, and cooperate with making any filings required by the Securities and Exchange Commission, or other similar filings, that may be or become necessary in connection with the consummation of the transactions contemplated by this Asset Purchase Agreement prior to or after the Closing, and to take all reasonable actions to avoid the entry of any order or decree by any governmental agency prohibiting the consummation of the transactions contemplated hereby; provided, however, that "reasonable actions" shall not require any party to enter into or agree to any litigation, administrative hearing, or agree to any divestiture.

         8.15 CLINICAL STUDIES DATABASES. Buyer shall be solely responsible for and pay all costs associated with converting any database transferred to it pursuant to Section 2.1.2 into a format from which Buyer can access information contained therein.

         8.16 REBATES, CHARGEBACKS, RETURNS.

               8.16.1 REBATES. Seller shall be responsible for any rebate payments with respect to the Products, whether by agreement, government mandate or otherwise, for all Products (except xxx Xxxxxxx) sold prior to the Closing Date and Buyer shall be responsible for any rebate payments with respect to the Products, whether by agreements, government mandate or otherwise, for all Products sold on or after the Closing Date. With respect to Products sold during the calendar quarter in which the Closing occurs, the amount of such payments shall be prorated between Buyer and Seller based on the number of days remaining in said quarter following the Closing Date. If Seller or an Affiliate makes payment of rebates in its own name due to governmental requirements (e.g. Medicaid) pertaining to Products for which Buyer is responsible, Buyer will reimburse Seller or its Affiliate such amount within thirty (30) days following the date Seller or its Affiliate notifies Buyer that Seller or its Affiliate has made such payments.

               8.16.2 CONTRACT CHARGEBACKS. From and after the Closing Date, Buyer shall be responsible for all costs and expenses with respect to claims under contract chargebacks for the Products sold after the Closing Date.

               8.16.3 FLOOR STOCK ADJUSTMENTS. Seller shall be responsible for all claims related to floor stock adjustments with respect to Products sold by Seller prior to the Closing Date, consistent with the First-In, First-Out ("FIFO") method of accounting, except with respect to any floor stock adjustments resulting from actions taken by Buyer. Notwithstanding the foregoing, Seller shall be responsible for floor stock adjustments granted by Buyer as a result of competitive market circumstances in effect prior to the Closing Date, provided Buyer obtains Seller's prior written approval for any such floor stock adjustments, such approval not to be unreasonably withheld or delayed.

               8.16.4 RETURNS. From and after the Closing Date, Buyer and Seller shall track lot numbers for the purposes of identifying when Products were sold; provided, however, that Seller shall track lot numbers for each lot until six
(6) months following the expiration of such lot. Seller is responsible for claims pertaining to all Products sold prior to the Closing Date; Buyer is responsible for claims pertaining to all Products sold on or after the Closing Date. For those lots for which both Buyer and Seller have sold Products, returns shall be pro-rated between Buyer and Seller based upon the quantity of such lot sold by each party, unless otherwise agreed by the parties, based on the count of finished goods inventory at Closing.

         8.17 ASSIGNMENT OF SUPPLY AGREEMENT. Seller shall use all commercially reasonable efforts to obtain the consent of Xxxxxxxx Pharmaceuticals Inc.("Xxxxxxxx") to assign to Buyer the Xxxxxxxx Agreement; PROVIDED, HOWEVER, Seller shall not be required to make any payment of any kind whatsoever to Buyer or any third party, or waive any rights or assume any obligations other than those obligations set forth in the Xxxxxxxx Agreement, in connection with obtaining any such consent.

         8.18 XXXXXXX PRODUCT. If at any time Seller shall acquire the product rights to the xxx Xxxxxxx Product, Seller shall sell such product rights to Buyer and Buyer shall purchase such product rights from Seller. Seller shall inform Buyer in writing within twenty-one (21) days after Seller's acquisition of such product rights. Seller and Buyer shall close the sale of the Xxxxxxx Product as soon as practicable following Buyer's receipt of such notice pursuant to the terms of an asset purchase agreement substantially similar to this Agreement.

         8.19 EXCLUSIVITY PERIOD. If the Closing has not occurred on or before October 15, 1997, then Seller shall have the right to solicit, accept bids from and engage in discussions and/or negotiations with third parties for the purchase of the Assets.

         8.20 POST-CLOSING.

               8.20.1 SELLER SERVICES. Unless otherwise agreed by the parties prior to the Closing, from the Closing Date and for a period of up to six (6) months thereafter, if requested by Buyer, Seller shall perform the following services for Buyer:

               (a) notify all customers and formularies of the transfer of the Products to Buyer by a writing in form and substance satisfactory to Buyer (providing Buyer with a duplicate set of mailing labels for its use);

               (b) print notifications of the sale of the Product on selected invoices; and

               (c) invoice, record sales and ship Products as agent for Buyer and use all reasonable efforts (short of instituting third party collection or legal proceedings) to collect amounts due for Products so shipped and to remit to Buyer within thirty (30) days after the end of the month in which such amounts were collected. For its services under (c) above, Buyer shall pay Seller a fee equal to two per cent (2%) of Net Sales, such fee to be paid in monthly installments within ten (10) days of Seller's invoice therefor.

               8.20.2 NDC NUMBERS. Promptly following the Closing, Buyer shall take any and all action necessary to change the National Drug Code number for the Products, which change shall be implemented under the Supply Agreement as agreed upon by the parties.

         8.21 SELLER RIGHT TO REFERENCE. From and after the Closing, Seller shall have the right to reference the Registrations for the sole purpose of registering, making, having made and selling products outside of the Territory.

         8.22 AUDIT RIGHTS.

               8.22.1 RECORDS OF BUYER. Buyer shall keep records relating to its Net Sales and payments to Seller pursuant to Section 3.11 in accordance with generally accepted accounting principles in the United States. Such records shall be maintained by Buyer for a period of two (2) years.

               8.22.2 AUDIT. Not more frequently than once each year, Seller at its expense through an independent auditor of its choice to whom Buyer has no reasonable objection and subject to the provisions of Section 8.23.4, shall have the right to conduct an examination or audit of said records of Buyer in order to verify that amounts paid to Buyer hereunder are correct. Buyer agrees to cooperate fully with the auditor and to provide all reasonable access to records and employees necessary to promptly complete this audit.

               8.22.3 ADJUSTMENTS. In the event any examination or audit of the records of Buyer discloses an under- or overpayment hereunder, written notice of such fact, specifying the amount and basis of the under- or overpayment shall promptly be furnished to both parties by the person(s) performing the examination or audit. In the event of an overpayment the amount thereof shall be credited against future amounts owed to Seller hereunder, or if there will be no such future amounts, Seller shall refund the overpayment to Buyer within thirty
(30) days of such notice. In the event of an underpayment, Buyer shall pay the amount thereof to Seller within thirty (30) days after such disclosure.

               8.22.4 SCOPE OF EXAMINATION AND AUDIT. The examination and audit provided for in Section 8.22.2 shall be restricted to those records of Buyer which relate to the services provided hereunder and costs and expenses incurred hereunder, and shall be undertaken for the sole purpose of verifying information provided by Buyer and payments made to Seller hereunder. The independent auditor shall not disclose to Seller any information obtained in the course of its audit other than information relating solely to the accuracy of the statements provided by Buyer and payments to be made to Seller pursuant to this Agreement. Seller, its representatives and any independent auditor appointed by it shall keep all information obtained in the course of any examination or audit confidential, except to the extent disclosure of under- or overpayment is contemplated herein. If the auditor determines that Buyer has underpaid the Seller by five per cent (5%) or more the payments required under Section 3.11 for the period audited, Buyer agrees to promptly reimburse the Seller for all costs and expenses incurred by Seller in having said audit conducted.

         8.23 BEST KNOWLEDGE. Whenever references are made in the representations and warranties provisions of this Agreement to the best knowledge of either party, such knowledge shall have been determined following reasonable and due inquiry by such party into the subject matter relating to any such representation and warranty.

         8.24 CONTINUATION OF SUPPLY. Following the assignment of each of the Xxxxxxxx Agreement and the Xxxxxxxx Agreement to Buyer pursuant to Section 2.4, Seller shall continue, subject to Section 8.4, to supply, on behalf of Buyer, the Product xxxXxxxxxx to Xxxxxxxx for the balance of the term of the Xxxxxxxx Agreement and the Xxxxxxx Product to Xxxxxxxx for the balance of the term of the Xxxxxxxx Agreement, respectively, and Buyer shall receive purchase orders from and invoice each of Xxxxxxxx and Xxxxxxxx.

         8.25 BEST EFFORTS. Searle shall use best efforts to:

         (a) obtain by the Closing Xxxxxxxx' consent to the assignment of the Xxxxxxxx Agreement, and

         (b) obtain the rights to the Xxxxxxx xxx Product as soon as practicable following the Effective Date.

         8.26 LICENSE RIGHTS IN CHINA. Seller shall grant Buyer and/or its Affiliates a non-exclusive, perpetual, paid-up, irrevocable, royalty-free, license (without the right to sublicense) to use all of the Assets (except for the Trademarks) in the Peoples Republic of China with such license being restricted to use for the Products.

9.       CONDITIONS PRECEDENT TO CLOSING

         9.1 CONDITIONS TO OBLIGATIONS OF BUYER. The obligation of Buyer to complete the transactions contemplated hereby is subject to the satisfaction on or prior to the Closing Date of the following conditions (all or any of which may be waived in whole or in part by Buyer):

               9.1.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Seller in this Asset Purchase Agreement shall have been true and correct in all respects as of the Closing Date with the same force and effect as though said representations and warranties had been made on the Closing Date (except for representations and warranties made as of a specified date, which will be true and correct in all respects as of the specified date).

               9.1.2 PERFORMANCE. Seller shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Asset Purchase Agreement to be so performed or complied with by it prior to or at the Closing.

               9.1.3 OFFICER'S CERTIFICATE. Seller shall have delivered to Buyer a certificate, dated the Closing Date and executed by the Chief Executive Officer , Chief Operating Officer or a Vice President of Seller, certifying to the fulfillment of all conditions set forth in this Article 0.

               9.1.4 HSR ACT APPROVALS. All required waiting periods under the HSR Act shall have expired or been terminated or approval has been received from the FTC or DOJ.

               9.1.5 LITIGATION. No investigation, suit, action, or other proceeding shall be threatened or pending before any court or governmental agency that seeks the restraint, prohibition, damages, or other relief in connection with this Asset Purchase Agreement or the consummation of the transactions contemplated by this Asset Purchase Agreement unless such action would not have a material adverse effect on the Assets, taken as a whole.

               9.1.6 NO ADVERSE CHANGE. During the period from the date of this Asset Purchase Agreement to the Closing Date there shall not have occurred or been discovered, and there shall not exist on the Closing Date except for that which has been otherwise disclosed elsewhere in this Asset Purchase Agreement, any condition or fact that would have a material adverse effect on the Assets, taken as a whole.

               9.1.7 AUTHORIZATION. Seller shall have furnished to Buyer all documents Buyer may reasonably request relating to the existence of Seller, the corporate authority for and the validity of this Asset Purchase Agreement, all in form and substance satisfactory to Buyer.

               9.1.8 PROCEEDINGS AND INSTRUMENTS SATISFACTORY. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Asset Purchase Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Buyer and Buyer's counsel, and Seller shall have made available to Buyer for examination the originals or true and correct copies of all documents which Buyer may reasonably request in connection with the transactions contemplated by this Asset Purchase Agreement.

         9.2 CONDITIONS TO OBLIGATIONS OF SELLER. The obligation of Seller to complete the transactions contemplated hereby is subject to the satisfaction on or prior to the Closing Date of the following conditions (all or any of which may be waived in whole or in part by Seller):

               9.2.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Buyer in this Asset Purchase Agreement shall have been true and correct in all respects as of the Closing Date with the same force and effect as though said representations and warranties had been made on the Closing Date (except for representations and warranties made as of a specified date, which will be true and correct in all respects as of the specified date).

               9.2.2 PERFORMANCE. Buyer shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Asset Purchase Agreement to be so performed or complied with by it prior to or at the Closing.

               9.2.3 OFFICER'S CERTIFICATE. Buyer shall have delivered to Seller a certificate, dated the date of the Closing and executed by the President or a Vice President of Buyer, certifying to the fulfillment of all conditions specified in this Article 0.

               9.2.4 HSR ACT APPROVALS. All required waiting periods under the HSR Act shall have expired or been terminated or approval has been received from the FTC or DOJ.

               9.2.5 LITIGATION. No investigation, suit, action, or other proceeding shall be threatened or pending before any court or governmental agency that seeks the restraint, prohibition, damages, or other relief in connection with this Asset Purchase Agreement or the consummation of the transactions contemplated by this Asset Purchase Agreement unless such action would not have a material adverse effect on the Assets, taken as a whole.

               9.2.6 AUTHORIZATION. Buyer shall have furnished to Seller all documents Seller may reasonably request relating to the existence of Buyer, the corporate authority for and the validity of this Asset Purchase Agreement, all in form and substance satisfactory to Seller.

               9.2.7 PROCEEDINGS AND INSTRUMENTS SATISFACTORY. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Asset Purchase Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Seller and Seller's counsel, and Buyer shall have made available to Seller for examination the originals or true and correct copies of all documents which Seller may reasonably request in connection with the transactions contemplated by this Asset Purchase Agreement.

10.      THE CLOSING

         10.1 THE CLOSING. Subject to the satisfaction of all of the conditions to each party's obligations set forth in Article 0 hereof (or, with respect to any condition not satisfied, the waiver in writing thereof by the party or parties for whose benefit the condition exists), the closing of the transactions contemplated by this Asset Purchase Agreement (the "Closing") shall take place at 10:00 a.m. (local time) on the first business day following the day on which all required waiting periods under the HSR Act have expired or been terminated (the "Closing Date") at the offices of Seller in Skokie, Illinois or at such other time, date (but in no event later than October 15, 1997) and place as the parties hereto may agree in writing. The transfer of the Assets shall be deemed to have occurred as of 12:01 a.m. on the Closing Date.

         10.2 DELIVERIES BY SELLER. At the Closing, Seller shall deliver to Buyer in form reasonably satisfactory to Buyer, each properly executed and dated as of the Closing Date, where appropriate:

               10.2.1 Except as otherwise provided herein, such deeds, bills of sale, endorsements, assignments, assignment agreements, and other good and sufficient instruments of conveyance and transfer as shall be effective to vest in Buyer free and clear title to the Assets as contemplated by this Asset Purchase Agreement;

               10.2.2 The Supply Agreement;

               10.2.3 The assignment of the Trademarks as set forth in Section 8.9;

               10.2.4 The assignment of the xxx Xxxxxxxx Agreement;

               10.2.5 The license referred to in Section 8.26;

               10.2.6 Except as otherwise provided herein, such agreements, licenses, notices, and authorizations as may be necessary and sufficient to enable the Buyer to use or operate under the Intangible Assets, Registrations, Know-How and that Buyer has requested from Seller;

               10.2.7 All other documents, certificates and opinions required by
Section 9.1;

               10.2.8 All other previously undelivered documents, instruments or writings required to be delivered by Seller at or prior to the Closing pursuant to this Asset Purchase Agreement;

--------------------
XXX    "CONFIDENTIAL MATERIAL FILED SEPARATELY WITH THE COMMISSION"

               10.2.9 The inventory of Product Materials, originals of Assumed Agreements for which assignments have been obtained prior to Closing, copies of all written materials relating to the Intangible Assets, and the Safety Data Base; provided, however, that to the extent that complete copies of Product Materials, Clinical Studies, and Formulation Data are not available at Closing, such copies shall be delivered to Buyer as soon as reasonably possible following Closing; and

               10.2.10 Notwithstanding anything to the contrary contained herein, representatives of Buyer and Seller (including but not limited to manufacturing, regulatory affairs, marketing and sales personnel) shall meet following the Effective Date to decide upon and arrange for (i) delivery and transfer of materials and records referred to in Section 10.2.9, (ii) documents to be delivered at Closing, including those requested by Buyer under Section 10.2.6, and (iii) deliveries and activities following the Closing, including the completion of documents necessary to effect and record the transfer of Trademarks and Registrations as expeditiously as reasonably possible.

         10.3 DELIVERIES BY BUYER. At the Closing, Buyer shall deliver or cause to be delivered to Seller:

               10.3.1 The payments set forth in Section 3.1 and in, if the provisions therein have been met, Sections 3.4 and 3.5, payable in accordance with Article 0;

               10.3.2 The Supply Agreement;

               10.3.3 All other documents, certificates and opinions required by
Section 0; and

               10.3.4 All other previously undelivered documents, instruments or writings required to be delivered by Buyer at or prior to the Closing pursuant to this Asset Purchase Agreement.

11.      TERMINATION

         11.1 TERMINATION. This Asset Purchase Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date:

               11.1.1 By the mutual written consent of Seller and Buyer;

               11.1.2 By either Seller or Buyer if the Closing shall not have occurred on or before November 15, 1997, unless such date has been extended by mutual agreement in writing;

               11.1.3 By either Seller or Buyer if consummation of the transactions contemplated hereby shall violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

               11.1.4 By Buyer if there has been a material violation or breach by Seller of any of the agreements, representations or warranties contained in this Asset Purchase Agreement that has not been waived in writing, or if there has been a material failure of satisfaction of a condition to the obligations of Buyer that has not been waived in writing, and such violation, breach, or failure has not been cured within sixty (60) days of written notice to Seller by Buyer; or

               11.1.5 By Seller if there has been a material violation or breach by Buyer of any of the agreements, representations or warranties contained in this Asset Purchase Agreement that has not been waived in writing or if there has been a material failure of satisfaction of a material condition to the obligations of Seller hereunder that has not been waived in writing, and such violation, breach, or failure has not been cured within sixty (60) days of written notice to Buyer by Seller.

         11.2 EFFECT OF TERMINATION. If this Asset Purchase Agreement is terminated pursuant to Section 0, all further obligations of Seller and Buyer under this Asset Purchase Agreement shall terminate without further liability of Seller or Buyer except (a) as provided in Section 16.9; and (b) that such termination shall not constitute a waiver by any party of any claim it may have for damages caused by reason of a breach by the other party of a representation, warranty, covenant or agreement.

12.      SURVIVAL; INDEMNIFICATION

         12.1 SURVIVAL OF REPRESENTATIONS; REMEDY BY BREACH. After the Closing, the sole and exclusive remedy of Buyer and Seller for any breach or inaccuracy of any representation or warranty under this Asset Purchase Agreement by the other party hereto shall be the indemnities contained in this Article 0, which shall survive the Closing. Any claims that a party may have arising out of the other party's breach of its representations and warranties hereunder shall be notified to the other party no later than eighteen (18) months following Closing. Seller and Buyer agree to use all reasonable efforts to mitigate any loss or damage for which they may seek indemnification under this Article 0.

12.2     INDEMNIFICATION BY SELLER

               12.2.1 CLAILMS. Subject to the limitations set forth in Section 0, Seller shall indemnify Buyer and its Affiliates against and agrees to hold Buyer and its Affiliates harmless from any and all damage, loss, liability, third party claims, and expense (collectively, "Damages") (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses in connection with any action, suit or proceeding brought against Buyer or its Affiliates) incurred or suffered by Buyer or its Affiliates arising out of (a) any misrepresentation or breach of a warranty or covenant made by Seller herein or (b) the sale of Products prior to the Closing.

               12.2.2 LIMITATIONS. Notwithstanding anything to the contrary set forth elsewhere herein, Buyer and its Affiliates shall not be entitled to indemnification hereunder with respect to any indemnifiable claim brought under
Section 0(a) unless the amount of Damages with respect to such indemnifiable claim exceeds seventy-five thousand dollars ($75,000). However, Seller shall in no event be required to pay Buyer and its Affiliates more than fifty million dollars ($50,000,000) in respect of aggregate damages asserted pursuant to
Section 0(a).

12.3     INDEMNIFICATION BY BUYER

               12.3.1 CLAIMS. Subject to the limitations set forth in Section 12.3.2, Buyer shall indemnify Seller and its Affiliates against and agrees to hold Seller and its Affiliates harmless from any and all Damages (including without limitation, reasonable expenses of investigation and attorneys' fees and expenses in connection with any action, suit or proceeding brought against Seller or its Affiliates) incurred or suffered by Seller or its Affiliates arising out of (a) any misrepresentation or breach of warranty or covenant made by Buyer herein; or
(b) the sale of Products after the Closing, except to the extent provided otherwise under Section 8 of the Supply Agreements.

               12.3.2 LIMITATIONS. Notwithstanding anything to the contrary set forth elsewhere herein, Seller and its Affiliates shall not be entitled to indemnification hereunder with respect to any indemnifiable claim brought under
Section 12.3.1(a) unless the amount of Damages with respect to such indemnifiable claim exceeds seventy-five thousand dollars ($75,000). However, Buyer shall in no event be required to pay Seller and its Affiliates more than fifty million dollars ($50,000,000) in respect of aggregate damages asserted pursuant to Section 12.3.1(a).

12.4 A party seeking indemnification pursuant to Section 0 or 0 (an "Indemnified Party") shall give prompt notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any action, suit or proceeding, in respect of which indemnity is or may be sought hereunder (whether or not the limits set forth in Section 0 have been exceeded) and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but no failure to give such notice shall relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual prejudice thereby).

12.5 The Indemnifying Party may, at its expense, participate in or assume the defense of any such action, suit or proceeding involving a third party. In such case the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof, and to employ counsel, at its own expense, separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof. The Indemnifying Party shall be liable for the fees and expenses of one firm as counsel (and appropriate local counsel) employed by the Indemnified Party if the Indemnifying Party has not assumed the defense thereof. Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

12.6 The Indemnifying Party shall not be liable under this Article for any settlement effected without its consent of any claim, litigation or proceedings in respect of which indemnity may be sought hereunder, unless the Indemnifying Party refuses to acknowledge liability for indemnification under this

Article 0 and/or declines to defend the Indemnified Party in such claim, litigation or proceeding.

         12.7 Any claim of any Indemnified Party under this Article 0 may be made and enforced by an Affiliate of such Indemnified Party.


113. NON COMPETE; RIGHT OF FIRST OFFERCOMPETE

         13.1 NON-COMPETE. In consideration of the transactions contemplated hereunder and other valuable consideration, for the period beginning with the Closing and ending on the seventh (7th) anniversary of the Closing, Seller and each of its Affiliates (a) shall not engage, except as provided in Section 13.2, in the distribution or sale of any Generic oral contraceptives which are the AB-rated equivalents of the Products (the "Restricted Products") in the Territory, and (b) shall not grant any third party the right to market or sell a generic oral contraceptive which references Searle's NDAs for Xxxxx or Xxxxx.xxx

         13.2 EXCEPTION TO NON-COMPETE. Nothing contained in Section 13.1 shall be construed as prohibiting Seller or any of its Affiliates from; (a) acquiring another company, business or line of products (including by license thereof or through investment therein), of which less than ten percent (10%) of the revenues and/or assets represents Restricted Products and to continue to operate such business following such acquisition; (b) entering into a joint venture, alliance or other similar collaborative arrangement between Seller and any third party ("Joint Venture"), of which less ten percent (10%) of the revenues and/or assets which such third party brings to such collaboration represents Restricted Products and to continue to participate in such collaboration, provided, the primary purpose of any such collaboration shall not be the distribution or sale of any Generic oral contraceptives which are AB-rated equivalents of the Products; (c) fulfilling its contractual obligations in the Territory to supply generic oral contraceptive products which may compete with the Products pursuant to the Xxxxxxxx Agreement and the Xxxxxxxx Agreement; or (d) continuing to develop, manufacture and sell in the Territory its other oral contraceptive products which are not being purchased by Buyer hereunder, PROVIDED, such other oral contraceptive products (except for Xxxxx and Xxxxx formulations) may not be AB-rated equivalents of the Products.

         13.3 RIGHT OF FIRST OFFER. For the period beginning with the Closing and ending on the seventh (7th) anniversary of the Closing, Buyer shall have the rights contained in this Section 13.3.

         13.3.1 NON COMPETE. Seller shall not dispose of any of the product rights, including intellectual property, relating to its oral contraceptive products Xxxxx and Xxxxx

--------------------
XXX    "CONFIDENTIAL MATERIAL FILED SEPARATELY WITH THE COMMISSION"
unless it first offers to sell such product(s) to Buyer. Seller shall give Buyer written notice of its intention to sell such product(s). If Buyer elects to purchase such product(s), it shall submit to Seller, within fifteen (15) days after receipt of such notice, a binding offer in writing. If Buyer elects not to purchase such product(s) or if Seller rejects Buyer's offer, then Seller shall have the right to dispose of such products on terms no less favorable than those offered by Buyer.

               13.3.2 EXCEPTION TO NON-COMPETE. Within a reasonable period of time following the consummation of any transaction described in Sections 13.2(a) and/or 13.2(b) in which Seller either acquires exclusive rights to a Restricted Product or Seller obtains through the formation of a Joint Venture rights to a Restricted Product owned by such Joint Venture, then Seller or such Joint Venture shall divest or otherwise dispose of such Restricted Products as provided herein. Seller or such Joint Venture shall not dispose of such product(s) unless it first offers to sell such product(s) to Buyer. Seller or such Joint Venture shall give Buyer written notice of its intention to sell such product(s). If Buyer elects to purchase such product(s), it shall submit to Seller or such Joint Venture , within fifteen (15) days after receipt of such notice, a binding offer in writing. If Buyer elects not to purchase such product(s) or if Seller or such Joint Venture rejects Buyer's offer, then Seller or such Joint Venture shall have the right to dispose of such products on terms no less favorable than those offered by Buyer.

14.               NOTICES

                  Any notice required or permitted to be given hereunder shall be deemed sufficient if sent by facsimile letter or overnight courier, or delivered by hand to Seller or Buyer at the respective addresses and facsimile numbers set forth below or at such other address and facsimile number as either party hereto may designate. If sent by facsimile letter, notice shall be deemed given when the transmission is completed if the sender has a confirmed transmission report. If a confirmed transmission report does not exist, then the notice will be deemed given when the notice is actually received by the person to whom it is sent. If delivered by overnight courier, notice shall be deemed given when it has been signed for. If delivered by hand, notice shall be deemed given when received.
         if to Seller, to:

                                    G.D. Searle & Co.
                                    5200 Old Orchard Road
                                    Skokie, Illinois 60077 USA
                                    Attention: President
                                    Fax number: 708-967-2045
         with a copy to: General Counsel

         if to Buyer, to:

                                    Watson Laboratories, Inc.
                                    P.O. Box 1900
                                    311 Bonnie Circle
                                    Corona, California 91718-1900
                                    Attention:  Chief Executive Officer
                                    Fax number:  (909) 270-1429

         with a copy to:

                                    D'Ancona & Pflaum
                                    Suite 2900
                                    30 North LaSalle Street
                                    Chicago, Illinois 60602

                                    Attention:  Michel Feldman, Esq.
                                    Fax number:  (312) 580-0923

15.      GOVERNING LAW

         This Asset Purchase Agreement shall be governed by and construed in accordance with the domestic law of the state of Illinois applicable to agreements made and to be performed in Illinois, without regard to principles of conflicts of laws thereof.

16.      ADDITIONAL TERMS

         16.1 BROKERS. Buyer represents to Seller that it has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission from Seller upon consummation of the transactions contemplated hereby. Seller represents to Buyer that it has not employed any such Person in such connection who might be entitled to a fee or any commission from Buyer upon consummation of the transactions contemplated hereby.

         16.2 EXPENSES. Except as otherwise expressly provided in this Asset Purchase Agreement, all legal, accounting and other costs and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         16.3 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. Neither Seller or Buyer shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other. Neither party shall sell substantially all of its assets to any third party without first obtaining such third party's consent to be bound by the terms of this Agreement.

         16.4 ENTIRE AGREEMENT. This Asset Purchase Agreement, the Exhibits, the Schedules and the Confidentiality Agreement embody the entire agreement of the parties hereto with respect to the subject matter hereof and supersede and replace all previous negotiations, understandings, representations, writings, and contract provisions and rights relating to the subject matter hereof.

         16.5 AMENDMENTS; NO WAIVER. No provision of this Asset Purchase Agreement may be amended, revoked or waived except by a writing signed and delivered by an authorized officer of each party. No failure or delay on the part of either party in exercising any right hereunder will operate as a waiver of, or impair, any such right. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will be deemed a waiver of any other right hereunder.

         16.6 COUNTERPARTS. This Asset Purchase Agreement may be executed in one or more counterparts all of which shall together constitute one and the same instrument and shall become effective when a counterpart has been signed by Buyer and delivered to Seller and a counterpart has been signed by Seller and delivered to Buyer.

         16.7 SEVERABILITY. The parties agree that (a) the provisions of this Asset Purchase Agreement shall be severable and (b) in the event that any of the provisions hereof are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, (i) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions that are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable and (ii) the remaining provisions shall remain enforceable to the fullest extent permitted by law, provided that the rights and interests of the parties hereto shall not be materially affected.

         16.8 CAPTIONS. Captions herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation of this Asset Purchase Agreement. Unless the context requires otherwise, all references herein to Articles and Sections are to the articles and sections of this Asset Purchase Agreement.

         16.9 SURVIVAL. The provisions of Sections 8.12 (Confidential Nature of Information), 8.13 (Press Release), 15 (Governing law), and 16.2 (Expenses) shall survive any expiration or termination of this Agreement.



             [The remainder of this page intentionally left blank.]

                  IN WITNESS WHEREOF, this Asset Purchase Agreement has been signed by duly authorized representatives of each of the parties hereto as of the date first above written.

WATSON LABORATORIES,  INC.                    G.D. SEARLE & CO.

By   /S/  ALLEN CHAO                    By     /S/    ALAN L. HELLER
   ------------------                          ---------------------
Name      ALLEN CHAO                    Name   ALAN L. HELLER
    ----------------                         ----------------------
Title:    PRESIDENT                     Title: CHIEF OPERATING OFFICER
      ---------------                          -----------------------

                                              SCS PHARMACEUTICALS

                                         By  /S/  ALAN L. HELLER
                                             -------------------
                                         Name     ALAN L. HELLER
                                              ------------------
                                         Title    AUTHORIZED REPRESENTATIVE
                                               ----------------------------

-------------------
xxx "CONFIDENTIAL MATERIAL FILED SEPARATELY WITH THE COMMISSION."
    -------------------------------------------------------------